Exhibit 99.1

Contact:	Media Relations Jeanmarie McFadden 212 761 2433	Investor Relations Suzanne Charnas 212 761 3043

For Immediate Release

Morgan Stanley Elects New Director, Enhancing Board’s Corporate Management and Economic Expertise

James W. Owens to Join Board in January 2011

NEW YORK, October 25, 2010 – Morgan Stanley (NYSE: MS) today announced that James W. Owens has been elected to the firm’s Board of Directors, effective January 1, 2011.  This will bring the size of the Board to 13 members.

Mr. Owens, 64, served as Chairman and CEO of Caterpillar Inc. from 2004 to June 2010 and is serving as Chairman through October 2010. Throughout his nearly four decades at Caterpillar, Mr. Owens held numerous positions including Group President, Vice President and CFO, and President of Solar Turbines.  During his career he lived and worked in Europe and Asia.  He is a member of President Obama’s Economic Recovery Advisory Board; immediate past Chairman of the Business Council; and a director at the Peterson Institute for International Economics in Washington, DC, as well as the Council on Foreign Relations in New York.  Mr. Owens currently serves on the boards of Alcoa Inc. and IBM Corporation.  He holds a Ph.D. in Economics from North Carolina State University.

James Gorman, President and CEO of Morgan Stanley, said, “Jim is an outstanding addition to our Board as we continue to pursue disciplined execution in all of our businesses within a new regulatory landscape.  His management experience and economic expertise will be an asset to the Morgan Stanley franchise.”

Laura D’Andrea Tyson, Chair of the Board’s Nominating and Governance Committee, said, “We are very pleased to welcome Mr. Owens to the Board.  We look forward to the insight and experience he will bring as we focus on positioning Morgan Stanley for continued success.”

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,300 offices in 42 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

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